Exhibit 4.1

SEE RESTRICTIVE LEGENDS ON REVERSE SIDE OF CERTIFICATE

PX-	Incorporated Under the Laws of the State of Delaware on December 31, 2011	** **

XOMA CORPORATION

Series X Preferred Stock

THIS CERTIFIES THAT [STOCKHOLDER] is the record holder of [Number of Shares] (                ) Shares of Series X Preferred Stock of XOMA CORPORATION, a Delaware corporation, hereinafter designated “the Corporation,” transferable only upon the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed or assigned.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation and upon holders thereof as established by the Certificate of Incorporation, as amended, and the number of shares constituting each series and the designations thereof, may be obtained by any stockholder upon request and without charge at the principal office of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed with the signatures of its duly authorized officers this      day of             , 20    .

James R. Neal, President	Denis J. Quinlan, Secretary

A STATEMENT OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS GRANTED TO OR IMPOSED UPON THE RESPECTIVE CLASSES OR SERIES OF SHARES OF STOCK OF THE CORPORATION AND UPON HOLDERS THEREOF AS ESTABLISHED BY THE CERTIFICATE OF INCORPORATION OR BY ANY CERTIFICATE OF DESIGNATION OF PREFERENCES, AND THE NUMBER OF SHARES CONSTITUTING EACH SERIES AND THE DESIGNATIONS THEREOF, MAY BE OBTAINED BY ANY SHAREHOLDER UPON REQUEST AND WITHOUT CHARGE AT THE PRINCIPAL OFFICE OF THE CORPORATION.